Exhibit 5(b)


                     WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.
                                  ENERGY PLAZA
                                1601 BRYAN STREET
                               DALLAS, TEXAS 75201


                                                                    Exhibit 5(b)


                                               July 2, 1999


TXU Eastern Funding Company
Crown House
51 Aldwych
London, England
WC2B 4AX

TXU Eastern Holdings Limited
Crown House
51 Aldwych
London, England
WC2B 4AX


Ladies and Gentlemen:

     Reference is made to the proposed exchange (Exchange Offer) by TXU Eastern Funding Company, a private unlimited company incorporated under the laws of England and Wales (Issuer), and TXU Eastern Holdings Limited, a private limited company incorporated under the laws of England and Wales (Guarantor), of any and all of the Issuer's outstanding 6.15% Senior Notes due May 15, 2002 (Old 6.15% Notes) for an equal principal amount of the Issuer's 6.15% Exchange Senior Notes due May 15, 2002 (New 6.15% Notes), any and all of the Issuer's outstanding 6.45% Senior Notes due May 15, 2005 (Old 6.45% Notes) for an equal principal amount of the Issuer's 6.45% Exchange Senior Notes due May 15, 2005 (New 6.45% Notes) and any and all of the Issuer's outstanding 6.75% Senior Notes due May 15, 2009 (Old 6.75% Notes and, together with the Old 6.15% Notes and the Old 6.45% Notes, the Old Notes) for an equal principal amount of the Issuer's 6.75% Exchange Senior Notes due May 15, 2009 (New 6.75% Notes and, together with the New 6.15% Notes and the New 6.45% Notes, the New Notes), all of such New Notes, when issued, to be guaranteed by the Guarantor, all as contemplated in the registration statement on Form S-4 (Registration Statement) to be filed by the Issuer and the Guarantor, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.


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TXU Eastern Funding Company                -2-                      July 2, 1999
TXU Eastern Holdings Limited


     In relation to the Exchange Offer, we are of the opinion that all requisite action necessary to make the New Notes valid, legal and binding obligations of the Issuer and the guarantees relating to the New Notes valid, legal and binding obligations of the Guarantor shall have been taken when the Exchange Offer shall have been completed and any Old Notes validly tendered pursuant thereto shall have been exchanged for the New Notes as contemplated in the Registration Statement.

     We are members of the State Bar of Texas and do not hold ourselves out as experts on the laws of England or on the laws of New York. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters of English law, upon the opinions of even date herewith addressed to you by E.J. Lean, general counsel for the Issuer and the Guarantor, and as to all matters of New York law, upon the opinion of even date herewith addressed to you by Thelen Reid & Priest LLP, special United States counsel to the Issuer and the Guarantor.

     We hereby consent to the use of our name in the Registration Statement and to the use of this opinion as an exhibit thereto.

                                      Very truly yours,

                                      Worsham, Forsythe & Wooldridge, L.L.P.



                                      By: /s/ Tim Mack
                                         ----------------------------------
                                               A Partner


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